Exhibit 99.1

Contact:
Rob Mills
CFO
Knology, Inc.
Knology Broadband, Inc.
706-645-8970
rob.mills@knology.com

KNOLOGY REPORTS CONTINUED GROWTH IN CONNECTIONS, REVENUE AND
EBITDA IN THIRD QUARTER OF 2002

WEST POINT, Ga. — (November 12, 2002) — Knology, Inc. (“Knology”) announced solid operating results in the third quarter of 2002. Knology also reported, subsequent to quarter end, the closing of its previously announced $39 million equity investment in the company and debt restructuring transaction.

Knology reported 282,450 total connections and 432,637 marketable passings at September 30, 2002, amounting to a connection penetration rate of 65%. Knology added 16,272 on-net connections during the third quarter 2002, representing the largest third quarter net connection gain in the history of the company. Revenues for the third quarter 2002 were $36,132,000, up $1,254,000, or 4%, compared with the second quarter 2002 and up $8,736,000, or 32%, compared with the third quarter 2001. Net loss was $(37,470,000) during the third quarter 2002 compared with $(24,258,000) during the second quarter 2002 and $(1,565,000) during the third quarter 2001, which included a gain on debt extinguishment of $29,394,000. The increase in net loss compared to the second quarter 2002 resulted primarily from a $9,478,000 asset impairment charge related to construction and franchise activity and a $3,212,000 charge for transaction costs associated with the debt restructuring. EBITDA, as adjusted (earnings before interest, taxes, depreciation and amortization, restructuring costs, asset impairment, and other expense) was $5,424,000 for the third quarter 2002 versus $4,697,000 for the second quarter 2002 and $728,000 for the third quarter 2001.

Subsequent to quarter end, on November 6, Knology closed a $39,000,000 private placement transaction, and together with Knology’s subsidiary, Knology Broadband, Inc., completed a debt restructuring transaction that eliminated approximately $250,000,000 of principal debt obligation. Knology expects to record a gain related to the reorganization of approximately $110,000,000 during the fourth quarter 2002.

Rodger Johnson, president and chief executive officer, stated, “It was a significant accomplishment for Knology to deliver favorable operating results, including solid growth in connections, revenues and EBITDA during the third quarter, while simultaneously working diligently through the restructuring process. We are pleased that the reorganization activity was completed in a timely manner, and that we can now focus more attention on operational aspects of our business.” Rob Mills, vice president and chief financial officer, added, “We are excited about the continued success of our business model and the significant impact of the debt restructuring and private placement on our financial position. The increased cash on hand coupled with the significantly lower principal and interest debt service obligation will allow Knology to continue to successfully grow the business.”

A conference call will be held Wednesday, November 13, at 10:00 am Eastern Time with Rodger Johnson, president and chief executive officer, and Rob Mills, chief financial officer, to discuss the third quarter financial and operating results. A live audio webcast of the call may be heard at www.knology.com. Following the conclusion of the call, a replay will be available through midnight Friday, November 14, by dialing 1-800-642-1687. The ID number is 6583918. An audio webcast replay will also be available at www.knology.com.

About Knology

Knology, headquartered in West Point, Georgia, is a leading provider of interactive voice, video and data services in the Southeast. Its interactive broadband network is one of the most technologically advanced in the country. Knology provides residential and business customers over 200 channels of digital cable TV, local and long distance digital telephone service featuring the latest enhanced voice messaging services, and high speed Internet service, which enables consumers to download video, audio and graphic files at fast speeds via a cable modem. The company was founded in 1995 by ITC Holding Company, Inc., a telecommunications holding company in West Point, Georgia, and South Atlantic Venture Funds. For more information, please visit our Internet site at www.knology.com.

Information about Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995, that are subject to future events, risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Important factors that either individually or in the aggregate could cause actual results to differ materially from those expressed include, without limitation, (1) that needed financing may not be available to us if and as needed, (2) that we may not retain or grow our customer base, (3) that we may fail to be competitive with existing and new competitors, (4) that we may not adequately respond to technological developments impacting our industry and markets, and (5) that a significant change in the growth rate of the overall U.S. economy may occur such that consumer and corporate spending are materially impacted. Other risks include those set forth in Knology’s Annual Report on Form 10-K for the year ended December 31, 2001, as amended, and our other filings with the SEC.

Knology, Inc.
Operating Results
As of the Quarters Ending

	Sep 30, 2001	Jun 30, 2002	Sep 30, 2002	Sequential Quarter Change	Same Quarter Prior Year Change
Marketable Homes Passed	412,060	429,399	432,637	1%	5%
Connections
Video	113,738	124,707	128,077	3%	13%
Telephone
On-net	74,633	94,969	102,906	8%	38%
Off-net *	6,279	5,895	5,038

Total Telephone	80,912	100,864	107,944	7%	33%
High Speed Internet	27,510	41,464	46,429	12%	69%

Total On-net Connections	215,881	261,140	277,412	6%	29%
Total Connections	221,160	267,035	282,450	6%	28%

Knology, Inc.
Financial Results for the Quarters Ending
$(000’s)

	Sep 30, 2001	Jun 30, 2002	Sep 30, 2002
Revenue	$27,396	$34,878	$36,132

Operating Expenses	26,668	30,181	30,708

Depreciation and Amortization	21,092	20,604	20,942

Gain on Debt Extinguishment	29,394	—	—

Gain on Adjustment of Warrants	—	2,865	—

Asset Impairment/Reorganization Expenses	—	—	12,690

Interest and Other expense, net	10,595	11,216	9,262

Net Loss	$(1,565)	$(24,258)	$(37,470)

EBITDA, as adjusted	$728	$4,697	$5,424

*	Off-net lines include lines leased from third parties